Exhibit 99.1

Behringer Harvard Multifamily REIT I, Inc. Announces Development of Luxury Multifamily Community in San Diego Metro Area

DALLAS, October 10, 2013 — Behringer Harvard Multifamily REIT I, Inc. (the REIT) announced today that construction has begun on a luxury multifamily community in the East Mission Valley submarket of San Diego. The development, tentatively known as Mission Gorge, is the result of a joint venture between the REIT and KNR Mission Gorge, LLC. Cobalt Construction has been hired to build the multifamily community.

When the development project at 6850 Mission Gorge Road is completed in early 2016, it will offer 444 luxury apartment homes. Approximately half of the units will be one-bedroom, one-bath apartments; units with two or three bedrooms and two baths also will be available. Unit sizes will range from 713 to 1,363 square feet.

“We are pleased to be working with the principals of KNR on our first multifamily project in the San Diego market,” said Mark T. Alfieri, president and COO of the REIT. “We expect Mission Gorge to appeal to residents who appreciate the new standard of luxury living that Mission Gorge will offer, as well as the easy access this well-located community will provide to the Mission Valley area and employment centers throughout San Diego.”

“We welcome this opportunity to work with the REIT, one of the most respected multifamily owners in the country, to develop this high-quality multifamily community in an incredible city,” said Neil Brown, a principal of KNR Mission Gorge and the former chief development officer for Archstone. “We are pleased to start construction on this outstanding development.”

Residents of Mission Gorge will enjoy luxurious amenities including resort-style pools and spas, 24-hour sports club, business center, community room with kitchen, game lounge, barbecues, and outdoor media lounge with fireplace and flat-screen television. Units will feature quartz countertops, stainless steel appliances, nine-foot ceilings, walk-in master closets, and full-size washers and dryers.

Major employers near Mission Gorge include the U.S. Navy, San Diego State University, Kaiser Permanente San Diego Medical Center/Kaiser Foundation Hospital and leaders in various technology industries.

Residents commuting to other areas of San Diego will have convenient access to major traffic arteries (I-15, I-805 and I-8) and the light rail services offered at the Grantville station on the San Diego Trolley Green Line, less than two miles south of the property. The nearby Fashion Valley Mall has 1.7 million square feet of retail space anchored by six national department stores.

About Behringer Harvard Multifamily REIT I, Inc.

Behringer Harvard Multifamily REIT I, Inc. (the REIT) is a Dallas-based real estate investment trust that invests in, develops and operates high-quality multifamily communities offering location and lifestyle amenities. The REIT invests in stabilized operating properties and properties in various phases of development, with a focus on communities located in the top 50 Metropolitan Statistical Areas of the United States. The REIT’s portfolio includes investments in 56 multifamily communities in 13 states comprising 16,035 apartment homes.

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About KNR Mission Gorge, LLC

KNR Mission Gorge, LLC is a multifamily development partnership with offices in Irvine, California, and Atlanta, Georgia formed by three former Archstone senior executives shortly after the acquisition of Archstone by Equity Residential and AvalonBay in February 2013. Neil Brown, former chief development officer for Archstone; Rick Lamprecht, former executive vice president of development for Archstone’s West Region; and Ken Keefe, former group vice president of development for Archstone established a partnership that will focus on developing apartment communities in select markets in California.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard for Behringer Harvard Multifamily REIT I, Inc. bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard Multifamily REIT I, Inc. david_nesmith@richards.com 214.891.2864

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